Exhibit 8.2

SMITH, GAMBRELL & RUSSELL, LLP

WASHINGTON, D.C. OFFICE	ATTORNEYS AT LAW SUITE 3100, PROMENADE II	FLORIDA OFFICE

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FACSIMILE (202) 263-4329	ESTABLISHED 1893	FACSIMILE (904) 598-6300

June 7, 2006

SunCoast Bancorp, Inc.

8592 Potter Park Drive, Suite 200

Sarasota, Florida 34238

Re:	Merger of SunCoast Bancorp, Inc. (“SunCoast”) with and into NBC Capital Corporation (“NBC”) pursuant to that certain Agreement and Plan of Merger dated as of March 16, 2006 (the “Merger Agreement”), by and between NBC and SunCoast

Ladies and Gentlemen:

We have acted as counsel to SunCoast, a Florida corporation, in connection with the merger of SunCoast with and into NBC, a Mississippi corporation (the “Company Merger”) pursuant to the terms of the Merger Agreement and as described in the NBC Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Company Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in Merger Agreement.

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates provided by officers of NBC and SunCoast, in each case without independent verification thereof. With the consent of NBC and SunCoast, we have relied on the accuracy and completeness of the statements and representations contained in the Merger Agreement and such certificates and have assumed that such certificates will be complete and accurate, and will be re-executed by appropriate officers of NBC and SunCoast, as of the Effective Time. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have

SunCoast Bancorp, Inc.

June 7, 2006

assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus of NBC included as part of the Registration Statement.

For purposes of this opinion, we have also assumed that:

(a) the shares of SunCoast Common Stock constitute capital assets in the hands of each holder thereof;

(b) the Company Merger will be consummated according to the Merger Agreement and as described in the Registration Statement, and will qualify as a statutory merger under applicable state law; and

(c) taking into account shares of SunCoast Common Stock exchanged for cash or other property in the Company Merger, holders of the outstanding shares of SunCoast Common Stock immediately prior to the Effective Time will receive in the Company Merger an amount of NBC Common Stock with a value as of the Effective Time equal to at least forty-five percent (45%) of the total value of all shares of SunCoast Common Stock.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

(1) The Company Merger will constitute a reorganization under Code Section 368(a).

(2) Neither SunCoast nor NBC will recognize gain or loss as a consequence of the Company Merger.

(3) Holders of shares of SunCoast Common Stock who exchange such shares solely for shares of NBC Common Stock will not recognize gain or loss on the exchange.

(4) The exchange in the Company Merger of SunCoast Common Stock for NBC Common Stock (other than fractional shares deemed to be received in such exchange) and cash will give rise to the recognition of gain (but not loss) by the shareholders of SunCoast, but not in excess of the amount of cash received.

(5) Subject to the conditions and limitations of Code Section 302, a holder of SunCoast Common Stock who exchanges such shares solely for cash or who exercises statutory dissenter’s rights in connection with the Company Merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the SunCoast Common Stock exchanged and the amount of cash received in exchange therefor.

(6) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NBC, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of NBC Common Stock surrendered.

SunCoast Bancorp, Inc.

June 7, 2006

(7) The aggregate tax basis of the NBC Common Stock received (including fractional shares deemed received and redeemed) by holders of SunCoast Common Stock in the Company Merger will be the same as the aggregate tax basis of the SunCoast Common Stock surrendered in exchange therefor, decreased by the total amount of cash, if any, received (other than cash received in lieu of a fractional share of NBC Common Stock) and increased by the amount of gain recognized.

(8) The holding period of the NBC Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their SunCoast Common Stock for NBC Common Stock in the Company Merger will be the same as the holding period of the SunCoast Common Stock surrendered in exchange therefor.

(9) Unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of SunCoast Common Stock as a result of the Company Merger will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s SunCoast Common Stock has been held for more than one year at the Effective Time of the Company Merger.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of consideration contemplated by the Company Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

No opinion is expressed with respect to any of the following:

(i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii) The state, local or foreign tax consequences of any aspect of the Company Merger; or

(iii) The federal income tax consequences of any aspect of the Company Merger to holders of SunCoast Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign persons.

The shareholders of SunCoast are entitled to rely on the opinions set forth herein for purposes of approving transactions contemplated by the Merger Agreement. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressee hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

SunCoast Bancorp, Inc.

June 7, 2006

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Ronald W. Wells
Ronald W. Wells Partner